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Exhibit 8(c)
                  SEPARATE ACCOUNT AND UNIT VALUE FEE PROPOSAL
                            EFFECTIVE JANUARY 1, 2001

                                                                                                             PROPOSED
                                                                             CURRENT         PROPOSED         MONTHLY
                                                                           MONTHLY FEE     MONTHLY FEE       INCREASE
Separate Accounts                                                          $ 66,666.67     $ 99,000.00      $32,333.33
-----------------
Flat Fee for up to 15 Separate Accounts with Investments

Unit Value Calculations
-----------------------
Flat Fee for up 1,800 Fund of Fund Accounts                                $166,666.67     $166,666.67      $
Flat Fee for next 700 Accounts (1,801 - 2,500)                                             $ 10,000.00      $10,000.00
Flat Fee for next 500 Accounts (2,501 - 3,000)                                             $  6,666.67      $ 6,666.67
Flat Fee for next 500 Accounts (3,001 - 3,500)                                             $  6,000.00      $ 6,000.00
Flat Fee for next 500 Accounts (3,501 - 4,000)                                             $  4,500.00      $ 4,500.00
Flat Fee for next 500 Accounts (4,001 - 4,500)                                             $  3,000.00      $ 3,000.00
Flat Fee for next 500 Accounts (4,501 - 5,000)                                             $  2,500.00      $ 2,500.00

Agree:            /s/ John O'Connor                           /s/ Eric Jones
                  --------------------                        --------------
                  Delaware Investments                        Lincoln Life
Date:             January 3, 2001